Registration No. 333-
As filed with the Securities and Exchange Commission on August 14, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             DETECTION SYSTEMS, INC.
             (exact name of registrant as specified in its charter)

                NEW YORK                                    16-0958589
 --------------------------------------             ----------------------------
      (State or other jurisdiction                       (I.R.S. Employer
    of incorporation or organization)                   Identification No.)

                 130 PERINTON PARKWAY, FAIRPORT, NEW YORK 14450
                    (Address of Principal Executive Offices)

                             DETECTION SYSTEMS, INC.
                             1997 STOCK OPTION PLAN
                            (Full title of the Plan)
            ---------------------------------------------------------
                          Karl H. Kostusiak, President
                             Detection Systems, Inc.
                              130 Perinton Parkway
                            Fairport, New York 14450
            ---------------------------------------------------------
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:
                              Justin P. Doyle, Esq.
                       Nixon, Hargrave, Devans & Doyle LLP
                          Clinton Square, P.O. Box 1051
                            Rochester, New York 14604

                         CALCULATION OF REGISTRATION FEE

                   Proposed                           Proposed         Amount of
Securities to    Amount to be  Maximum Offering  Maximum Aggregate  Registration
be Registered     Registered    Price Per Share*   Offering Price*        Fee

Common Stock
$.05 par value
and associated
options             250,000          $8.3125         $2,078,125         $613.05
---------------
*Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low trade prices for the registrant's Common Stock on The Nasdaq Stock Market on August 11, 1998.

                                     Part II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

       The following documents which have been filed by Detection Systems, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

       (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on July 14, 1998;

       (b) The Company's Proxy Statement relating to its 1998 Annual Meeting of Stockholders filed with the SEC on July 20, 1998;

       (c) The Form 12b-25 filed by the Company with the SEC on June 30, 1998;

       (d) The Company's Quarterly Report Amendment on Form 10-Q/A for the quarter ended September 30, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on August 11, 1998;

       (e) The Company's Quarterly Report Amendment on Form 10-Q/A for the quarter ended December 31, 1997 filed pursuant to Section 13 of the Securities Exchange Act of 1934 filed with the SEC on August 11, 1998; and

       (f) The description of the Company's Common Stock contained in Exhibit 4 to the Company's 1993 Annual Report on Form 10-K (File No. 0-8125), including any amendments or reports filed for the purpose of updating such description.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

           Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not Applicable.

Item 6.    Indemnification of Directors and Officers.

       The New York Business Corporation Law (the "BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

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


       Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

       The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

       Article V, Section 2 of the Company's By-Laws contains provisions requiring indemnification by the Company of its directors and officers against certain liabilities and expenses which they may incur as directors and officers of the Company or of certain other entities in accordance with Sections 722-723 of the BCL.

       Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Company maintains insurance coverage under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

Item 7.    Exemption from Registration Claimed.

           Not applicable.

Item 8.    Exhibits.

  EXHIBIT
  NUMBER     DESCRIPTION                              LOCATION
  ---------- -------------                            ----------
  4(a)       Certificate of Incorporation             Incorporated by reference
             of Detection Systems, Inc.,              to Exhibit 3(a) of the
             as amended                               registrant's 1997 Annual
                                                      Report on Form 10-K

   4(b)      By-laws of Detection Systems, Inc.,      Incorporated by reference
             as amended                               to Exhibit 3(b) of the
                                                      registrant's 1997 Annual
                                                      Report on Form 10-K

   4(c)      Detection Systems, Inc.                  Filed herewith
             1997 Stock Option Plan

   5         Opinion of Nixon, Hargrave,              Filed herewith
             Devans & Doyle LLP

  23(a)      Consent of PricewaterhouseCoopers LLP    Filed herewith

  23(b)      Consent of Nixon, Hargrave,              Included in Exhibit 5
             Devans & Doyle LLP

  24         Power of Attorney                        Included on signature page

                                    Page II-2

Item 9.    Undertakings.

       (a)    The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that,for the purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                    Page II-3

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Perinton, State of New York, on August 12, 1998.


                                          DETECTION SYSTEMS, INC.

                                          /S/Kark H. Kostusiak
                                          Karl H. Kostusiak
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Karl H. Kostusiak and Frank J. Ryan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Karl H. Kostusiak             President and Director         August 12, 1998
Karl H. Kostusiak                (Principal Executive Officer)


/s/Frank J. Ryan                  Vice President and             August 12, 1998
Frank J. Ryan                     Secretary/Treasurer
                                  (Principal Financial Officer)

/s/Christopher P. Gerace          Chief Accounting Officer       August 12, 1998
Christopher P. Gerace             (Principal Accounting Officer)


/s/Donald R. Adair                Director                       August 12, 1998
Donald R. Adair


/s/Mortimer B. Fuller,            Director                       August 12, 1998
Mortimer B. Fuller, III


/s/David B. Lederer               Director                       August 12, 1998
David B. Lederer


/s/Edward C. McIrvine             Director                       August 12, 1998
Edward C. McIrvine



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